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                                                                   Exhibit 10.22

                             COVENANT NOT TO COMPETE

     This Covenant Not To Compete (the "Agreement"), dated as of May 12, 1998, by and between Caminus Energy Limited, an English corporation (the "Company"), and each of Dr. Nigel Evans and Dr. Michael Morrison (each a "Covenantor" and collectively the "Covenantors"), is to evidence the following agreements and understandings. Capitalized terms used herein have the respective meanings in the Stock Purchase Agreement (as hereinafter defined) unless otherwise specified herein.

                              W I T N E S S E T H:

     WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement"), among Dr. Nigel L. Evans, Dr. Michael Morrison, and GFI Caminus LLC, a Delaware limited liability company ("GFI Caminus") and the transactions related thereto and contemplated thereby (collectively the "Purchase"), (a) the Sellers sold, assigned, transferred and delivered with full title guaranteed all of the issued equity interest of the Company to GFI Caminus, and (b) GFI Caminus has purchased and accepted all of the issued equity interest of the Company;

     WHEREAS, in connection with the Purchase, the Sellers are in effect, selling and transferring all of their right, title and interest in the assets, properties and business, including intellectual property, goodwill and going concern of the Company to GFI Caminus for substantial consideration and if any of the Covenantors were able to compete with Company in any manner or engage in any other activities that are hereinafter proscribed, then GFI Caminus would be deprived of a substantial portion of the value sought to be obtained through the Purchase;

     WHEREAS, the Company is in the business of developing and marketing consulting advisory services and supporting models used to analyze or influence client and industry decisions regarding energy pricing, investments, regulatory policy and financial and strategic planning for clients in the natural gas, crude oil, refined products, electric power and utility industries (collectively, the "Company Business");

     WHEREAS, each of the Covenantors is and continues to serve as an executive officer and director of the Company pursuant to the Service Agreement, dated the date hereof, between the Company and each of the Covenantors and has substantial knowledge of, and access and exposure to the Company Business, including but not limited to intellectual property, confidential and proprietary information of the Company;

     NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, representations and warranties hereinafter set forth and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, all subject to the completion of the closing of the Purchase, the parties hereto agree as follows:


1.   Agreement Not to Compete.



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     A. Until the expiry of the Term the Covenantor will not directly or indirectly: (i) carry on or be interested in a Competing Business save that he may hold for investment up to five percent (5%) of any class of securities quoted or dealt on a recognized stock exchange; or (ii) act as a consultant, employee or officer in any executive, sales, marketing, research or technical support capacity in a Competing Business.

     B. Until the expiry of the Term the Covenantor will not directly or indirectly solicit, canvass or approach or endeavor to solicit, canvass or approach in respect of the Company Business and in competition with the Company or, as the case may be, in competition with the relevant subsidiary or associate any person for the purpose of offering to that person any services comprised in the Company Business: (i) who, to the knowledge of the Covenantor, has been provided with services by the Company or any subsidiary or associate of the Company at any time prior to the Date of Termination; (ii) who, to the knowledge of the Covenantor, has been negotiating with the Company or any subsidiary or associate of the Company for the supply of services at any time prior to the Date of Termination; and (iii) supply in competition with the Company or, as the case may be, in competition with the relevant subsidiary or associate any services comprised in the Company Business to any person who, to the knowledge of the Covenantor, has been provided with services by the Company or any subsidiary or associate of the Company at any time prior to the Date of Termination.

     C. Until the expiry of the Term, the Covenantor will not directly or indirectly: (i) solicit or entice away or endeavor to solicit or entice away from the Company or any subsidiary or associate of the Company in competition with the Company or, as the case may be, in competition with the relevant subsidiary or associate any person employed within the prior six (6) months in an executive, managerial, technical or sales capacity by the Company or any subsidiary or associate of the Company at the Date of Termination with a view to inducing that person to leave such employment and to act for another person in the Company Business; or (ii) hire, solicit or in any other manner seek to engage or employ any person who within the prior six (6) months had been any employee in an executive, managerial, technical or sales capacity of the Company or any subsidiary or associate of the Company.

     D. Each of the restrictions in Section A, B and C above are separate and severable and in the event of any such restriction being determined as being unenforceable in whole or in part for any reason such enforceability shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of the restriction.

     E. For purposes hereof, Date of Termination shall mean the date on which the employment of each of the Covenantors by the Company terminates as set forth in the respective Service Agreements.

     F. For purposes hereof, Term shall mean:

       (i) in the event Covenantor fulfills his three (3) year term of Service Agreement with the Company and thereafter is terminated by either party for any reason,



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one (1) year from the Date of Termination;

       (ii) in the event Covenantor's employment with the Company is terminated by the Company without Cause (as set forth in Clause 9.2 of the Service Agreement), or terminated by the Covenantor by virtue of constructive dismissal, one (1) year from the Date of Termination in each case within the first three
(3) years of the Service Agreement;

       (iii) in the event Covenantor voluntarily terminates his Service Agreement (other than by constructive dismissal) with the Company within the first three (3) years of the Service Agreement, then two (2) years from the Date of Termination; and

       (iv) in the event Covenantor's employment with the Company is terminated with Cause by the Company within the first three (3) years of the Service Agreement, then two (2) years from the Date of Termination.

2. Consideration. Covenantor agrees and acknowledges that the value to be derived by him from the transactions contemplated by the Stock Purchase Agreement and the consideration payable to him pursuant to the Service Agreement constitute substantial value and shall serve as exclusive consideration for his agreements set forth in this Agreement, and that no additional consideration is payable or necessary in connection therewith.

3.   Miscellaneous.

     A. Entire Agreement; Amendments; Waiver. This Agreement and any document referred to herein sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all agreements, representations, warranties, statements, promises and understandings, with respect to the subject matter hereof. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and Covenantor. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior os subsequent such occurrence.

     B. Notices. All notices under this Agreement will be in writing and will be delivered by personal service or telegram, telecopy or certified mail (if such service is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. Any notice sent by certified mail will be deemed to have been given seven (7) days after the date on which it is mailed. All other notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:



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                                      If to Company:

                                             Caminus Energy Limited
                                             Caminus House, Castle Park
                                             Cambridge, CB3 ORA
                                             United Kingdom
                                             Attention: Chief Executive Officer
                                             Telephone: 011-44-1223-322-736
                                             Facsimile: 011-44-1223-301-637

                                      With a copy to:

                                             GFI Caminus LLC
                                             c/o GFI Energy Ventures LLC
                                             12121 Wilshire Blvd., Suite 1375
                                             Los Angeles, CA  90025
                                             Attention: Lawrence D. Gilson
                                             Telephone:  (310) 442-0542
                                             Facsimile:  (310) 442-0540

                                      If to Covenantor:

                                             Dr. Nigel Evans
                                             c/o Caminus Energy Limited
                                             Caminus House, Castle Park
                                             Cambridge, CB3 0RA
                                             United Kingdom
                                             Telephone:  011-44-1223-322-736


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                                      If to Covenantor:

                                             Dr. Michael B. Morrison
                                             c/o Caminus Energy Limited
                                             Caminus House, Castle Park
                                             Cambridge, CB3 0RA
                                             United Kingdom
                                             Telephone:  011-44-1223-322-736

     C. Equitable Relief. Covenantor acknowledges that the covenants contained in Section 1 hereof are reasonable and necessary to protect the legitimate interests of the Company, that any breach or threatened breach of such covenants will result in irreparable injury to the Company and that the remedy at law for such breach or threatened breach would be inadequate. Accordingly, in the event of the breach by Covenantor of any of the provisions of this Agreement, the Company, in addition and as a supplement to such other rights and remedies as may exist in their favor, may apply to any court of law or equity having jurisdiction to enforce this Agreement, and/or may apply for injunctive relief against any act that would violate any of the provisions of this Agreement.

     D. Third-Party Benefits. None of the provisions of this Agreement will be for the benefit of, or enforceable by, any third-party beneficiary, except that GFI Caminus is intended as a third-party beneficiary of all rights of the Company hereunder.

     E. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns. None of the parties hereto may assign any of their rights or obligations under this Agreement without the prior written consent of all other parties hereto, except that this Agreement may be assigned by the Company to any corporation or other business entity that succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets or capital stock of the Company.

     F. Governing Law. This Agreement shall be governed by, and construed in accordance with English law. All disputes shall be referred to the High Court of Justice in England and Wales, to the extent permitted.

     G. Headings and Gender. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. All words shall be construed to be of such gender and number as the circumstances require.

     H. Severability. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect. Further, if the period of time, the extent of the geographic area, or the scope of the prescribed activities

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covered by this Agreement should be deemed unenforceable, then this Agreement shall be construed to cover the maximum period of time, geographic area and scope of prescribed activities (not to exceed the maximum time, geographic area or scope set forth herein) as may be valid under applicable law. The parties specifically intend that any court determining the extent of the enforceability of this Agreement shall, if it determines that the Agreement is not fully enforceable in accordance with its terms, modify the period of time, geographic area or scope of prescribed activities provided for herein to the minimum extent necessary such that the provisions hereof as so modified are enforceable.

     I. Attorneys' Fees. Any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys' fees and costs incurred in connection with such action or proceeding.

     J. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     K. Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date set forth above.

CAMINUS ENERGY LIMITED                          COVENANTORS

By: /s/ Serena Hesmondhalgh                     /s/ Nigel Evans
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                                                Dr. Nigel Evans
Its:  Director
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                                                /s/ Michael B. Morrison
                                                -------------------------------
                                                Dr. Michael Morrison



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